                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [x]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         BOSTON SCIENTIFIC CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                            [BOSTON SCIENTIFIC LOGO]

                                                           Natick, Massachusetts
                                                                   April 1, 1999

Dear Fellow Stockholder:

     You are cordially invited to attend Boston Scientific Corporation's Annual Meeting of Stockholders to be held on Tuesday, May 4, 1999, beginning at 10:00 A.M. Eastern Daylight Time, at BankBoston Corporate Headquarters, 100 Federal Street, Boston, Massachusetts.

     This year you are being asked to elect three directors to the Company's Board of Directors. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote "FOR" the nominees proposed.

     At the meeting, management will also report on the Company's performance and an opportunity will be provided for stockholders to ask questions.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.

     Thank you for your cooperation.

                                            Very truly yours,

                                            PETE M. NICHOLAS
                                            Chairman of the Board

                            [Boston Scientific LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                           Natick, Massachusetts
                                                                   April 1, 1999

     The Annual Meeting of Stockholders of Boston Scientific Corporation will be held at BankBoston Corporate Headquarters, 100 Federal Street, Boston, Massachusetts on Tuesday, May 4, 1999, beginning at 10:00 A.M. Eastern Daylight Time, for the following purposes:

         1.   To elect three directors; and

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Stockholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Stockholders are requested to complete, sign, date and mail the enclosed proxy card in the envelope provided. No postage is required if mailed in the United States. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.

                                            By Order of the Board of Directors

                                            PAUL W. SANDMAN
                                            Secretary

                            [Boston Scientific LOGO]

                          ONE BOSTON SCIENTIFIC PLACE
                          NATICK, MASSACHUSETTS 01760

                                 APRIL 1, 1999

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

     The Annual Meeting of Stockholders of Boston Scientific Corporation (the "Company") will be held on Tuesday, May 4, 1999, beginning at 10:00 A.M. Eastern Daylight Time, at BankBoston Corporate Headquarters, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect three directors and to transact such other business as may properly come before the meeting. Management of the Company will also report on the Company's performance during fiscal 1998 and respond to questions from stockholders.

WHO IS ENTITLED TO ATTEND AND VOTE AT THE ANNUAL MEETING?

     Stockholders of record at the close of business on March 15, 1999 are entitled to attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of Boston Scientific common stock that you own and are entitled to vote.

WHAT CONSTITUTES A QUORUM AT THE MEETING?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 15, 1999, the record date, will constitute a quorum for purposes of this meeting. As of the record date, 394,872,509 shares of Boston Scientific common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "withhold" or "abstain" and broker non-votes (described below) will be counted.

HOW DO I VOTE BY PROXY?

     Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States.

     If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

        - FOR the election of all three nominees for director.

     If any other matter is presented, your proxy will vote your shares in accordance with his best judgment. At present, the Board knows of no other business which is intended to be acted on at the Annual Meeting.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or electronically through the Internet by following the instructions printed on your proxy card.

HOW DO I VOTE IF MY SHARES ARE HELD BY MY BROKER?

     If your shares are held by your broker in "street name", you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker.

WHAT DISCRETION DOES MY BROKER HAVE TO VOTE MY SHARES HELD IN "STREET NAME"?

     New York Stock Exchange rules allow your broker to vote your shares with respect to the election of directors even if it does not receive instructions from you, so long as it holds your shares in its name. There are, however, certain matters with respect to which brokers do not have such discretionary authority. Should such a matter come to a vote at the Annual Meeting, your shares will not be voted on that matter. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. You may change your vote at any time before the proxy is exercised. To change your vote, you may:

        - file with the Secretary of the Company a written notice "revoking" your earlier vote;

        - submit to our transfer agent a properly completed and signed proxy card with a later date; or

        - vote in person at the meeting.

HOW DO I VOTE IN PERSON?

     If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 1999, the record date for voting.

HOW DO I VOTE MY 401(K) AND OUS GESOP SHARES?

     If you participate in the Boston Scientific Corporation 401(k) Savings Plan or live outside of the United States and participate in the Company's Global Employee Stock Ownership Plan ("GESOP"), you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Company's 401(k) Plan and GESOP on how to vote any Company shares held by the 401(k) Plan or GESOP on your behalf.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     - FOR THE ELECTION OF DIRECTORS. The three nominees for director who receive the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either "for" or "against" the nominee, although it will be counted for purposes of determining whether there is a quorum.

     - OTHER MATTERS. Generally, the affirmative vote of a majority of the outstanding shares present or represented at the Annual Meeting and which have actually voted is required for all other matters which may properly come before the meeting. At present, the Board knows of no other matters to be presented for stockholder action at the meeting.

IS VOTING CONFIDENTIAL?

     Yes. Proxy cards, ballots and voting tabulations are treated as confidential. Generally, only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to these documents.

HOW IS THE COMPANY SOLICITING PROXIES?

     Proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or other media by the officers or employees of the Company. The Company may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

                           PROPOSAL TO BE VOTED UPON

ELECTION OF DIRECTORS.

     You are being asked to vote for three directors at this Annual Meeting. The Board is nominating Pete M. Nicholas and James R. Tobin for re-election and is nominating Ray J. Groves to serve as a new Board member. Mr. Groves, if elected, would fill one of the Board seats currently occupied by Charles J. Aschauer, Jr. and Randall F. Bellows. The Board expects to eliminate the remaining seat by reducing the Company's Board membership to nine at a vote immediately following the Annual Meeting. Proxies may not be voted for a greater number of persons than the three nominees named.

     The Board of Directors recently adopted a Corporate Governance Manual which provides that Directors will retire at the first Annual Meeting following their seventieth birthday. Mr. Aschauer and Mr. Bellows, who are both 70 years old, are retiring pursuant to this policy. The Board is grateful for their significant contributions to the Company.

     The Company knows of no reason why any of the nominees would be unable to serve as a Director. Should, however, such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of Directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

THE NOMINEES

Pete M. Nicholas.....................  Pete M. Nicholas, a co-founder of the Company, has been the
Age 57                                 Chairman of the Board of the Company since 1995. He has been a Director since 1979 and served as the President and Chief
                                       Executive Officer from 1979 to March 1998 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Boston
                                       Scientific, he was corporate director of marketing and
                                       general manager of the Medical Products Division at
                                       Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is also a trustee of Duke
                                       University. Mr. Nicholas received a B.A. degree from Duke
                                       University, and an M.B.A. from The Wharton School of the
                                       University of Pennsylvania. He is also the brother of N.J.
                                       Nicholas, Jr., a Director of the Company.
James R. Tobin.......................  James R. Tobin joined the Company on March 17, 1999 as
Age 54                                 Director, President and Chief Executive Officer. Prior to
                                       joining Boston Scientific, Mr. Tobin served as President and
                                       Chief Executive Officer of Biogen, Inc. from 1997 to 1998
                                       and Chief Operating Officer of Biogen from 1994 to 1997.
                                       From 1972 to 1994, Mr. Tobin was a career executive with
                                       Baxter International, rising from financial analyst to
                                       President and Chief Operating Officer in 1992. Before
                                       becoming Baxter's President and Chief Operating Officer, he served as Managing Director in Japan, Managing Director in
                                       Spain, President of Baxter's I.V. Systems Group and Execu-
                                       tive Vice President, responsible for running Baxter's
                                       worldwide business groups and then its U.S. manufacturing
                                       and distribution operations. Mr. Tobin currently serves on the Board of Directors of Creative Biomolecules, Inc. and
                                       PathoGenesis Corporation. Mr. Tobin received an A.B. from
                                       Harvard College and an M.B.A. from Harvard Business School.
                                       Mr. Tobin also served as a lieutenant in the U.S. Navy from
                                       1968 to 1972.
Ray J. Groves........................  Mr. Groves is Chairman of Legg Mason Merchant Banking, Inc.
Age 63                                 He retired in 1994 from Ernst & Young where he held numerous positions for 37 years, including the last 17 years as
                                       Chairman and Chief Executive Officer. He is a director of
                                       Allegheny Teledyne Incorporated, American Water Works
                                       Company, Inc., Consolidated Natural Gas Company, Electronic
                                       Data Systems Corporation, LAI Worldwide, Inc., Marsh &
                                       McLennan Companies, Inc. and RJR Nabisco, Inc. Mr. Groves is
                                       a member of the Board of Trustees of the New York Public
                                       Policy Institute. He is also a managing director, treasurer and secretary of the Metropolitan Opera Association and Vice
                                       Chairman of The Ohio State University Foundation. Mr. Groves
                                       received a B.S. degree from Ohio State University.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL THREE NOMINEES FOR DIRECTOR.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

     Four stockholders beneficially own more than 5% of the Company's common stock. In general, "beneficial ownership" includes those shares a person or entity has the power to vote or transfer, and stock options or warrants that are exercisable currently or within 60 days. Unless otherwise indicated, the persons and entities named have sole voting and investment power over the shares listed. The table below sets forth information, as of March 1, 1999, regarding the beneficial ownership of these individuals and entities. As of March 1, 1999, there were 394,699,948 shares of Company common stock outstanding.

                                                              AMOUNT OF SHARES         PERCENT OF
                 NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    SHARES OUTSTANDING
                 ------------------------                    ------------------    ------------------
John E. Abele(1)...........................................      28,825,628                7.3%
c/o Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760
Robert M. Dombroff(2)......................................      35,740,246                9.1%
as Trustee of The Abele Children's Irrevocable
Trust Dated October 29, 1979
c/o Bingham, Dana LLP
100 Pearl Street
Hartford, CT 06103
Pete M. Nicholas(3)........................................      54,739,456               13.9%
c/o Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760
Promerica, L.P.(4).........................................      52,117,340               13.2%
Pete M. Nicholas, General Partner
c/o Bingham, Dana LLP
1550 M Street, N.W.
Washington, DC 20005

---------------

(1) Includes 1,300,000 shares of common stock held by a corporation of which Mr. Abele is the sole stockholder and director. Excludes 35,740,246 shares of common stock held by Robert M. Dombroff as Trustee of The Abele Children's Irrevocable Trust dated October 29, 1979, an irrevocable trust for the benefit of Mr. Abele's children, 933,600 shares held by John E. Abele, Mary
    S. Abele, Alexander T. Abele, Christopher S. Abele and Jennifer L. Abele as Trustees of The Argosy Foundation, an irrevocable charitable trust, and 200,000 shares held by Mary S. Abele, the spouse of Mr. Abele, with respect to all of which Mr. Abele disclaims beneficial ownership.

(2) Mr. Dombroff serves as Trustee of The Abele Children's Irrevocable Trust dated October 29, 1979, and disclaims beneficial ownership of these shares.

(3) Excludes 13,013,094 shares of Common Stock held by Robert M. Dombroff and N.
    J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1979 Irrevocable Family Trust dated October 29, 1979, an irrevocable trust for the benefit of Mr. Pete Nicholas' children, 170,954 shares of common stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1993 Irrevocable Family Trust dated February 1, 1993, an irrevocable trust for the benefit of Mr. Pete Nicholas' children and spouse, and 76,000 shares held by Mr. Pete M. Nicholas and Anastasios Parafestas as Trustees of The NJN 1997 Family Trust dated October 28, 1997, an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.'s children, with respect to all of which Mr. Pete Nicholas disclaims beneficial ownership. Also excludes two shares owned by Mr. Pete Nicholas' daughter, with respect to which Mr. Pete Nicholas disclaims beneficial ownership. Includes 52,117,340 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Pete Nicholas is general partner, separately presented, with respect to which Mr. Pete Nicholas is deemed to have beneficial ownership, and 126,693 shares subject to exercisable options granted pursuant to the Company's 1992 and 1995 Long-Term Incentive Plans.

(4) These shares are also included in the shares held by Pete M. Nicholas, separately presented, because as general partner of Promerica, L.P., Mr. Nicholas is deemed to have beneficial ownership of these shares.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows, as of March 1, 1999, the amount of common stock of the Company beneficially owned by:

        - the Company's directors;

        - the executive officers of the Company named in the Summary Compensation Table below; and

        - all of the directors and executive officers of the Company as a group.

                   STOCK OWNERSHIP OF OFFICERS AND DIRECTORS
                              AS OF MARCH 1, 1999

                                                                    SHARES          PERCENTAGE
                            NAME                              BENEFICIALLY OWNED      OWNED
                            ----                              ------------------    ----------
John E. Abele(1)............................................      28,825,628            7.3%
Charles J. Aschauer, Jr.(2).................................          10,399              *
Randall F. Bellows(3).......................................          77,551              *
Joseph A. Ciffolillo(4).....................................         669,653              *
Joel L. Fleishman(5)........................................          46,499              *
Lawrence L. Horsch(6).......................................          58,238              *
N.J. Nicholas, Jr.(7).......................................          70,049              *
Pete M. Nicholas(8).........................................      54,739,456           13.9%
Dale A. Spencer(9)..........................................       1,502,418              *
Lawrence C. Best(10)........................................       1,867,400              *
Michael Berman(11)..........................................         459,386              *
Philip P. Le Goff(12).......................................          20,690              *
Paul W. Sandman(13).........................................         203,430              *
All directors and executive officers as a group(14).........     125,001,274           31.4%

---------------

   * Reflects beneficial ownership of less than one percent (1%) of the outstanding common stock of the Company.

 (1) Includes 1,300,000 shares of common stock held by a corporation of which Mr. Abele is the sole stockholder and director. Excludes 35,740,246 shares of common stock held by Robert M. Dombroff as Trustee of The Abele Children's Irrevocable Trust dated October 29, 1979, an irrevocable trust for the benefit of Mr. Abele's children, 933,600 shares held by John E. Abele, Mary S. Abele, Alexander T. Abele, Christopher S. Abele and Jennifer
     L. Abele as Trustees of The Argosy Foundation, an irrevocable charitable trust, and 200,000 shares held by Mary S. Abele, the spouse of Mr. Abele, with respect to all of which Mr. Abele disclaims beneficial ownership.

 (2) Includes one share of common stock subject to an exercisable option granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan.

 (3) Includes 27,400 shares of common stock subject to exercisable options granted pursuant to the SCIMED Life Systems, Inc. 1991 Directors' Stock Option Plan, 34,152 shares of common stock subject to exercisable warrants granted by SCIMED Life Systems, Inc. to certain non-employee directors and 6,999 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan.

 (4) Excludes 1,324,550 shares owned by a trust of which Mr. Ciffolillo's spouse and children are trustees and beneficiaries, with respect to which Mr. Ciffolillo disclaims beneficial ownership. Includes 205,200 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 and 1995 Long-Term Incentive Plans and 1,333 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan.

 (5) Includes 6,999 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan.

 (6) Includes 49,476 shares of common stock subject to exercisable options granted pursuant to the SCIMED Life Systems, Inc. 1991 Directors' Stock Option Plan and 7,000 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan, as well as 1,762 shares owned jointly with Mr. Horsch's wife, with respect to which Mr. Horsch shares voting and investment power.

 (7) Excludes 13,013,094 shares of common stock held by Robert M. Dombroff and
     N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1979 Irrevocable Family Trust dated October 29, 1979, an irrevocable trust for the benefit of Mr. Pete Nicholas' children, 170,954 shares of common stock held by Ruth
     V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1993 Irrevocable Family Trust dated February 1, 1993, an irrevocable trust for the benefit of Mr. Pete Nicholas' children and spouse, 9,600 shares owned by Mr. N.J. Nicholas, Jr.'s daughter and 76,000 shares held by Pete M. Nicholas and Anastasios Parafestas as Trustees of The NJN 1997 Family Trust dated October 28, 1997, an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.'s children, with respect to all of which Mr. N.J. Nicholas, Jr. disclaims beneficial ownership. Includes 6,999 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan and 3,050 common stock equivalents acquired pursuant to the Company's Deferred Compensation Program.

 (8) Excludes 13,013,094 shares of common stock held by Robert M. Dombroff and
     N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1979 Irrevocable Family Trust Dated October 29, 1979, an irrevocable trust for the benefit of Mr. Pete Nicholas' children, 170,954 shares of common stock held by Ruth
     V. Lilly Nicholas and N. J. Nicholas, Jr. as Trustees of The Peter M. Nicholas 1993 Irrevocable Family Trust dated February 1, 1993, an irrevocable trust for the benefit of Mr. Pete Nicholas' children and spouse, and 76,000 shares held by Pete M. Nicholas and Anastasios Parafestas as Trustees of The NJN 1997 Family Trust dated October 28, 1997, an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.'s children, with respect to all of which Mr. Pete Nicholas disclaims beneficial ownership. Also excludes two shares owned by Mr. Pete Nicholas' daughter, with respect to which Mr. Pete Nicholas disclaims beneficial ownership. Includes 52,117,340 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Pete Nicholas is general partner, with respect to which Mr. Pete Nicholas is deemed to have beneficial ownership, and 126,693 shares subject to exercisable options granted pursuant to the Company's 1992 and 1995 Long-Term Incentive Plans.

 (9) Excludes 43,710 shares held by Mr. Spencer as custodian for his children, with respect to which Mr. Spencer disclaims beneficial ownership. Includes 474,304 shares of common stock subject to exercisable options granted pursuant to certain SCIMED Life Systems, Inc. employee incentive plans and 30,000 shares of common stock subject to exercisable options granted pursuant to the Company's 1995 Long-Term Incentive Plan.

(10) Includes 1,728,000 shares of common stock subject to exercisable options granted to Mr. Best pursuant to certain Stock Option Agreements dated June 22, 1992 and the Company's 1995 Long-Term Incentive Plan.

(11) Includes 307,370 shares of common stock subject to exercisable options granted pursuant to certain SCIMED Life Systems, Inc. employee incentive plans and 106,000 shares of common stock granted pursuant to the Company's 1995 Long-Term Incentive Plan.

(12) Includes 20,000 shares of common stock subject to exercisable options granted pursuant to the Company's 1995 Long-Term Incentive Plan.

(13) Excludes 1,500 shares held by Mr. Sandman as custodian for his children to which he disclaims beneficial ownership. Includes 198,000 shares of common stock subject to exercisable options granted pursuant to the Company's 1992 and 1995 Long-Term Incentive Plans. The balance (except two shares) is held jointly by Mr. Sandman and his spouse, with whom he shares voting and investment power.

(14) Please refer to footnotes 1 through 13 above. Also, these amounts do not reflect stock ownership of James M. Corbett, former Senior Vice President -- International and President -- Boston Scientific International. As of March 1, 1999. Mr. Corbett owned two shares.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

                             THE BOARD OF DIRECTORS

WHO SITS ON THE COMPANY'S BOARD OF DIRECTORS?

     The Board of Directors consists of ten members, divided into three approximately equal classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the Company's Class I directors expires at this Annual Meeting. Messrs. Charles J. Aschauer, Jr., Randall F. Bellows, Pete M. Nicholas and James
R. Tobin currently serve in this class.

     James R. Tobin was elected to the Board as a new Class I Director on March 17, 1999, increasing the number of the Company's Board members to ten. At the same time, the Board appointed Mr. Tobin as President and Chief Executive Officer of the Company. Promptly following the Annual Meeting, the Board expects to reduce the size of the Company's Board to nine, with three members serving in each class.

     The following Directors hold the Company's remaining Board seats:

                            INCUMBENT BOARD MEMBERS

                     CLASS II DIRECTORS (TERM EXPIRES 2000)

                                                 YEAR
                                                FIRST
                                                BECAME                        PRINCIPAL OCCUPATION
                 NAME                    AGE   DIRECTOR                    DURING THE LAST FIVE YEARS
                 ----                    ---   --------                    --------------------------
John E. Abele..........................  62      1979     Director and Founder since 1979, Founder Chairman since
                                                          1996, Co-Chairman, 1979-1995, and Treasurer, 1979-1992, of
                                                          the Company.
Joel L. Fleishman......................  64      1992     President, The Atlantic Philanthropic Service Company, Inc.,
                                                          since 1993, and Professor of Law and Public Policy, together with other administrative positions, Duke University, since
                                                          1971; Mr. Fleishman is also Vice Chairman of the Urban
                                                          Institute, director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions and a director of Polo Ralph Lauren Corporation.
Lawrence L. Horsch.....................  64      1995     Acting Chief Financial Officer, 1994-1995, Chairman of the
                                                          Board, 1977-1994, and Director, 1977-1995, SCIMED Life
                                                          Systems, Inc.; Chairman since 1990, Eagle Management &
                                                          Financial Corp.; and Chairman and Chief Executive Officer,
                                                          1987-1990, Munsingwear, Inc.

                                       CLASS III DIRECTORS (TERM EXPIRES 2001)

Joseph A. Ciffolillo...................  60      1992     Private Investor; Executive Vice President, Office of the
                                                          Chairman, 1995-1996, and Executive Vice President and Chief
                                                          Operating Officer, 1989-1995, of the Company; President,
                                                          Microvasive, Inc., 1988; President, Medi-Tech, Incorporated,
                                                          1983-1988 (each, a former subsidiary merged into the
                                                          Company); Mr. Ciffolillo also serves as a trustee of
                                                          Bucknell University and as a director of CompDent
                                                          Corporation and Innovasive Devices, Inc.
N.J. Nicholas, Jr......................  59      1994     Private Investor; Co-Chief Executive Officer, Time-Warner,
                                                          Inc., 1990-1992; President, Time, Inc., 1986-1990; Mr.
                                                          Nicholas also serves as a director of Xerox Corporation and
                                                          Bankers Trust Corporation. He is the brother of Pete
                                                          Nicholas, Chairman of the Board of the Company.
Dale A. Spencer........................  53      1995     Executive Vice President, Office of the Chairman, 1995-1996,
                                                          of the Company; Chairman of the Board, 1994-1995, Chief
                                                          Executive Officer, 1986-1995, and President, 1982-1995,
                                                          SCIMED Life Systems, Inc.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board of Directors has standing Audit, Executive Compensation and Human Resources, and Governance Committees.

                           BOARD COMMITTEE MEMBERSHIP
                              AS OF MARCH 1, 1999

                                                                  EXECUTIVE COMPENSATION
                                                                   AND HUMAN RESOURCES      GOVERNANCE
                                               AUDIT COMMITTEE          COMMITTEE           COMMITTEE
                                               ---------------    ----------------------    ----------
Charles J. Aschauer, Jr......................         *                     *                   *
Randall F. Bellows...........................                               *                   *
Joel L. Fleishman............................         *                     *                   *
Lawrence L. Horsch...........................         *                                         *
Pete M. Nicholas.............................                                                   *

     Audit Committee. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, the Company's internal auditors and the Company's independent auditors. The Audit Committee is also responsible for monitoring the Company's adherence to established corporate policies, codes and practices. Finally, the Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's independent auditors and reviewing the performance of non-audit services provided by the Company's independent auditors. The Audit Committee met six times during fiscal year 1998.

     Executive Compensation and Human Resources Committee. The Executive Compensation and Human Resources Committee (the "Compensation Committee") is responsible for granting stock options and other awards to the Company's key employees, administering the Company's incentive plans and reviewing and recommending the compensation of the Company's executive officers. The Committee is also responsible for overseeing the process of succession planning and management development within the Company. The Compensation Committee met five times during fiscal year 1998.

     Governance Committee. In February of this year, the Board voted to establish a Governance Committee. This Committee has responsibility for recommending nominees for election and re-election to the Board, recommending Board committee assignments, reviewing and recommending Board policies and procedures, assessing Board performance, evaluating the performance of the Chairman and Chief Executive Officer, and developing an ongoing succession plan for the Chief Executive Officer. The Board has recently adopted a Corporate Governance Manual, which is intended to be fully implemented prior to the Company's 2002 Annual Meeting of Stockholders.

HOW OFTEN DID THE BOARD MEET IN 1998?

     The Board met in person or telephonically 14 times and acted one time by written consent in fiscal year 1998. Each director attended more than 75% of the Board meetings and the Committee meetings on which he served, except for Joseph Ciffolillo who was unable to attend all of the Board's telephonic meetings in 1998.

HOW ARE THE COMPANY'S DIRECTORS COMPENSATED?

          Employee Directors. Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees.

          Non-employee Directors. Non-employee directors are compensated as follows:

           - an annual retainer of $25,000;

           - a fee of $1,000 for each Board and Committee meeting attended, plus reimbursement for travel and out-of-pocket costs; and

           - an annual option grant of 4,000 shares of Company Common Stock. (The option exercise price is the fair market value on the date of the grant, normally the date of the Company's Annual Meeting of Stockholders. The options become exercisable in three equal installments, commencing on the first anniversary of the date of grant, and have a ten year term.)

          Non-employee directors may defer receipt of the annual retainer and meeting fees under the Company's Deferred Compensation Program, which allows such moneys to be invested in common stock equivalents as well as other investment options.

ARRANGEMENTS FOR THE ELECTION OF DIRECTORS

     Under the Company's merger agreement with SCIMED Life Systems, Inc. ("SCIMED"), the number of directors of the Company was increased from six to nine and Lawrence L. Horsch, Randall F. Bellows and Dale A. Spencer were elected to the Board of Directors of the Company as of February 24, 1995, the effective date of the SCIMED merger. In connection with the execution of the SCIMED merger agreement, certain principal stockholders of the Company entered into voting agreements with SCIMED, pursuant to which these stockholders agreed to vote Company common stock beneficially owned by them in favor of the election of Dale
A. Spencer as a Class III director of the Company at the February 23, 1995 Special Meeting.

     Also in connection with the SCIMED merger agreement, Dale A. Spencer, then Chairman of the Board and Chief Executive Officer of SCIMED, entered into an employment agreement with the Company and SCIMED. Under his agreement, Mr. Spencer received certain change-in-control payments in 1995 in the amount of approximately $1.6 million. In 1996, Mr. Spencer's agreement was amended to change his employment status to that of a regular part-time employee of the Company, reporting to the Chief Executive Officer or his designee. Under that agreement, Mr. Spencer is periodically assigned such duties and responsibilities as are consistent with his expertise, experience and previous services to the Company. Mr. Spencer's term as a regular part-time employee extends through March 1, 2004. During the period of regular part-time employment, Mr. Spencer will be entitled to compensation equal to his base salary as a full-time employee, and will be entitled to continued health, life insurance and disability benefits, but will not be entitled to receive a bonus. As a part-time employee, Mr. Spencer may provide consulting services to other companies, provided such services do not unreasonably interfere with his obligations under his employment agreement with the Company. In addition, so long as Mr. Spencer is an employee of the Company, he will be subject to various nonsolicitation and noncompetition restrictions.

RELATED PARTY TRANSACTION WITH DIRECTOR AND CHAIRMAN OF THE BOARD.

     The Company leased property at 135 Forbes Boulevard, Mansfield, Massachusetts, from the 135 Forbes Boulevard Trust, of which Mr. Pete Nicholas is the sole trustee and Mr. Pete Nicholas and his wife are the beneficiaries. This lease was allowed to lapse in mid-1998. During 1998, the Company paid an aggregate of approximately $273,000 to the 135 Forbes Boulevard Trust in rental payments. In connection with its lease of this property, the Company also agreed to guarantee the obligations of the 135 Forbes Boulevard Trust under an industrial development loan due February 2001 issued with respect to the property. At December 31, 1998, the outstanding balance on this loan was approximately $162,000.

                               EXECUTIVE OFFICERS

WHO ARE THE COMPANY'S EXECUTIVE OFFICERS?

                 NAME                                               TITLE
                 ----                                               -----
Pete M. Nicholas.......................    Director, Chairman of the Board
James R. Tobin.........................    Director, President, and Chief Executive Officer
John E. Abele..........................    Director, Founder Chairman
Michael Berman.........................    Senior Vice President and Group President -- Cardiology
                                           Businesses and President -- SCIMED Life Systems, Inc.
Lawrence C. Best.......................    Senior Vice President -- Finance & Administration and
                                           Chief Financial Officer
Paul A. LaViolette.....................    Senior Vice President -- International and President
                                           Boston Scientific International
Philip P. Le Goff......................    Senior Vice President and Group President -- Vascular
                                           and Nonvascular Businesses
Robert G. MacLean......................    Senior Vice President -- Human Resources
Arthur L. Rosenthal....................    Senior Vice President and Chief Development Officer
Paul W. Sandman........................    Senior Vice President, Secretary and General Counsel

     Biographical information concerning the Company's executive officers can be found under the caption "Directors and Executive Officers of the Company" included in the Company's 1998 Annual Report on Form 10-K, which is incorporated by reference in this Proxy Statement. Stockholders may obtain a copy of this report, without charge, from the Company at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attention: Investor Relations.

HOW WERE THE COMPANY'S EXECUTIVE OFFICERS COMPENSATED IN 1998?

     The following tables show salaries, bonuses, options and other compensation paid during the last three years, options granted in 1998 and options exercised in 1998 for the Chief Executive Officer, the next four most highly compensated executive officers of the Company, who were executive officers as of December 31, 1998, and James M. Corbett, former Senior Vice President -- International and President of Boston Scientific International. Compensation information for James R. Tobin is not presented below because his term as President and Chief Executive Officer of the Company did not commence until March of 1999.

                           SUMMARY COMPENSATION TABLE

                            AS OF DECEMBER 31, 1998

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                                                      SHARES
                                      ANNUAL COMPENSATION(1)        UNDERLYING
            NAME AND               ----------------------------       STOCK           ALL OTHER
       PRINCIPAL POSITION          YEAR     SALARY      BONUS       OPTIONS(2)     COMPENSATION(3)
       ------------------          ----    --------    --------    ------------    ---------------
Pete M. Nicholas(4)(5)...........  1998    $725,000    $    400       15,000          $ 98,561
Founder, Chairman, President and   1997     725,000         300      508,000           131,012
Chief Executive Officer            1996     650,000     500,000            0            22,260
Michael Berman...................  1998    $290,000    $      0       15,000          $ 20,071
Senior Vice President and          1997     246,000           0      208,000            20,940
Group President -- Cardiology      1996     211,000     178,333       10,000             3,462
Businesses and President --
SCIMED Life Systems, Inc.
Lawrence C. Best.................  1998    $380,000    $      0      515,000          $  5,861
Senior Vice President -- Finance   1997     365,000           0      328,000             4,172
& Administration and Chief         1996     350,000     225,000            0             3,972
Financial Officer
Philip P. Le Goff(6).............  1998    $350,000    $      0       15,000          $ 95,225
Senior Vice President and Group    1997     350,000     125,000      200,000             6,923
President Vascular and             1996          --          --           --                --
Nonvascular Businesses
Paul W. Sandman..................  1998    $297,000    $      0       15,000          $ 34,356
Senior Vice President, Secretary   1997     286,000           0      188,000            38,012
and General Counsel                1996     275,000     140,000            0             3,891
James M. Corbett(7)..............  1998    $338,000    $      0            0          $ 22,816
Former Senior Vice President --    1997     325,000           0      228,000            19,157
International and President --     1996     277,500     200,000            0             3,898
Boston Scientific International

---------------
(1) The Company annually provides executive officers an executive benefit package, in addition to regular employee benefits such as contributory health insurance, consisting of:

       - executive life insurance; and

       - an allowance in the amount of $25,000 for other benefits such as company cars, medical examinations and financial, estate and tax planning services.

    In addition, the Company annually provides for transportation services as an executive benefit for Mr. Pete Nicholas.

(2) Shares underlying stock options for the years ended 1997 and 1996 have been adjusted to reflect the Company's "2 for 1" split of its common stock which became effective on November 30, 1998 and paid in the form of a stock dividend to stockholders of record on November 13, 1998.

(3) The table below presents the major components of this column for 1998.

                                                      EXECUTIVE
                                                    LIFE INSURANCE
                                    COMPANY MATCH   CASH-SURRENDER     PREMIUM PAID
                                    (401(K) PLAN)       VALUE        (LIFE INSURANCE)   RELOCATION
                                    -------------   --------------   ----------------   ----------
Pete M. Nicholas..................     $    0          $91,224            $7,337              --
Michael Berman....................      3,200           15,073             1,799*             --
Lawrence C. Best..................      3,200               --**           2,661              --
Philip P. Le Goff.................      3,200           27,446             1,472         $63,107
Paul W. Sandman...................      3,200           29,044             2,111              --
James M. Corbett..................      3,200           18,743               873              --

---------------
  * Premiums paid by the Company in 1998 on behalf of Mr. Berman include $718 for a split-dollar life insurance policy and $1,081 for a term life insurance policy for which there is no cash-surrender value.

 ** Life insurance premiums paid on behalf of Mr. Best represent premiums for a term life insurance policy for which there is no cash-surrender value.

(4) The amounts reflected in Mr. Pete Nicholas' bonus column include awards of $400 in 1998 and $300 in 1997 to Mr. Pete Nicholas in connection with the issuance of patents in his name pursuant to an established employee recognition program.

(5) On March 17, 1999, Mr. James Tobin succeeded Mr. Pete Nicholas as President and Chief Executive Officer of the Company. Mr. Pete Nicholas continues to serve as a Director and Chairman of the Board of the Company.

(6) In connection with a letter agreement between the Company and Mr. Le Goff dated September 24, 1997, the Company guaranteed a one-time bonus payment in the amount of $125,000, payable to Mr. Le Goff at year-end 1997. The Company also reimbursed $63,107 of Mr. Le Goff's relocation expenses in 1998 and $6,923 in 1997. The base salary reflected for Mr. Le Goff in 1997 is annualized. Mr. Le Goff joined the Company in late 1997; his actual base salary received in 1997 was $47,115.

(7) Mr. Corbett's responsibilities as an executive officer ceased as of October 21, 1998, and his employment with the Company terminated as of December 31, 1998. Excludes certain amounts payable in 1999 to Mr. Corbett pursuant to his separation agreement with the Company described on page 14 of this Proxy Statement.

                             1998 OPTION/SAR GRANTS

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                          NUMBER       PERCENT OF                                    ANNUAL RATES OF
                            OF           TOTAL                                         STOCK PRICE
                          SHARES        OPTIONS                                     APPRECIATION FOR
                        UNDERLYING     GRANTED TO    EXERCISE OR                     OPTION TERM(3)
                          OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------
         NAME           GRANTED(1)      1998(2)       PER SHARE       DATE          5%            10%
         ----           -----------   ------------   -----------   ----------       --            ---
Pete M. Nicholas......     15,000          .23%       $24.8750      12/23/08    $   234,656   $   594,665
Michael Berman........     15,000          .23%       $24.8750      12/23/08    $   234,656   $   594,665
Lawrence C. Best......    500,000         7.58%       $37.5313       7/21/08    $11,801,616   $29,907,613
                           15,000          .23%       $24.8750      12/23/08    $   234,656   $   594,665
Philip P. Le Goff.....     15,000          .23%       $24.8750      12/23/08    $   234,656   $   594,665
Paul W. Sandman.......     15,000          .23%       $24.8750      12/23/08    $   234,656   $   594,665
James M. Corbett......          0           --              --            --             --            --

---------------

(1) The options to purchase 15,000 shares of common stock which were granted to executive officers in lieu of cash bonuses vest over a period of one year and have an exercise price equal to the fair market value of common stock on the date of grant. The option to purchase 500,000 shares of common stock vests over five years and has an exercise price equal to the fair market value of common stock on the date of grant.

(2) In 1998, options to purchase 6,600,240 shares of the Company's common stock were granted to key employees, directors and consultants of the Company.

(3) These columns represent hypothetical future values of the Company's common stock obtainable upon exercise of stock options, net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission and do not necessarily reflect management's assessment of the Company's future stock price performance.

         TOTAL 1998 OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES
                            AS OF DECEMBER 31, 1998

                            SHARES
                          ACQUIRED ON     VALUE        NUMBER         NUMBER             VALUE              VALUE
          NAME             EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE(1)     UNEXERCISABLE(1)
          ----            -----------   ----------   -----------   -------------   -----------------   ----------------
Pete M. Nicholas........    421,307     $7,977,996      126,693        745,000        $ 1,445,714         $4,223,438
Michael Berman..........          0              0      413,370        277,000        $ 7,332,163         $1,402,250
Lawrence C. Best........          0              0    1,728,000      1,015,000        $35,193,874         $3,216,563
Philip P. Le Goff.......          0              0       20,000        195,000        $    70,624         $  664,679
Paul W. Sandman.........          0              0      198,000        285,000        $ 2,889,499         $1,762,188
James M. Corbett........          0              0       72,000        310,000        $   434,246         $1,063,432

---------------

(1) These values reflect the difference between the exercise price per share of in-the-money options and the last reported sales price ($26.8125) of the Company's common stock on the New York Stock Exchange on December 31, 1998, the last trading day of 1998, multiplied by the applicable number of shares underlying the options.

DO THE COMPANY'S EXECUTIVE OFFICERS HAVE ANY SPECIAL EMPLOYMENT, TERMINATION OF EMPLOYMENT OR CHANGE-IN-CONTROL ARRANGEMENTS?

     James R. Tobin serves as President and Chief Executive Officer of the Company pursuant to a letter agreement dated March 17, 1999. The agreement provides for an initial base salary of $700,000 and an option grant of 1,000,000 shares of common stock. The option vests over a period of five years and provides for accelerated vesting if Mr. Tobin is terminated without cause by the Company. The exercise price of the option is the market price on the date of the grant.

     Lawrence C. Best serves as Senior Vice President -- Finance and Administration and Chief Financial Officer of the Company pursuant to a letter agreement dated June 22, 1992. The agreement establishes the principal responsibilities of Mr. Best and provides for minimum annual base salary of $300,000 and minimum annual bonus of $25,000. In addition, the agreement provides for the grant of stock options to Mr. Best generally consistent with the terms of the Company's 1992 Long-Term Incentive Plan, but providing for accelerated vesting upon termination without cause or following a material reduction in position, salary or responsibilities. Mr. Best is entitled to receive as annual retirement benefits $150,000, commencing at age 58 and continuing for not more than twenty years. The Company, however, will have no obligation to pay annual retirement benefits if the realizable value of applicable stock options exceeds the gross realizable value of the retirement benefits.

     Philip P. Le Goff serves as Senior Vice President and Group President -- Vascular and Nonvascular businesses pursuant to a letter agreement dated September 24, 1997. The agreement provides for an initial annual base salary of $350,000 and a guaranteed bonus of up to $125,000 for fiscal year 1997. The agreement also provides for the grant of stock options and for coverage of relocation expenses.

     Pursuant to a separation agreement with the Company dated January 4, 1999,
C. Michael Mabrey's responsibilities as Senior Vice President -- Operations ceased as of December 31, 1998. Mr. Mabrey continues to serve the Company on a part-time basis, effective January 1, 1999 through December 31, 2000, subject to possible earlier termination. As a part-time employee, Mr. Mabrey will continue to perform certain of his former responsibilities as well as help to orient his ultimate successor. Under his separation agreement, Mr. Mabrey will continue to receive his regular base salary for fiscal year 1999, and $5,000 per quarter in 2000. The Company has also agreed to pay the employer's portion of COBRA insurance premiums for health insurance coverage elected by Mr. Mabrey through June 30, 2000. To defray the cost of securing health insurance coverage after that date, the Company has agreed to pay Mr. Mabrey a one-time payment of $70,000. As part of his separation agreement, Mr. Mabrey also agreed to certain noncompetition, nonsolicitation and release provisions.

     James M. Corbett, former Senior Vice President -- International and President of Boston Scientific International, entered into a separation agreement with the Company dated December 31, 1998. Mr. Corbett's responsibilities as a Senior Vice President of the Company and President of Boston Scientific International ceased effective October 21, 1998, and his employment with the Company terminated effective December 31, 1998. Under his separation agreement, Mr. Corbett received his regular base compensation through the end of 1998 and a one-time payment equal to one year's base salary on or about January 15, 1999, in exchange for his agreement to two-year non-competition and non-solicitation provisions as well as a general release.

     In addition to these agreements, key executives of the Company, including the officers named in the compensation charts above, have retention agreements with the Company. These agreements were recommended by the Compensation Committee and approved by the Board of Directors. In general, the retention agreements entitle key executives to a lump sum payment of three times the executive's base salary and assumed on-plan incentive bonus (or prior year's bonus, if higher), if either the executive's employment is terminated (other than for cause) or his duties are diminished following a change in control. The executive will also be entitled to continuation of health and other welfare benefits for three years. In addition, the Company will compensate the executive for any excise tax liability he may incur by reason of payments made under the agreement.

     The retention agreements also provide for the rollover of options in certain transactions accounted for as a pooling-of-interests rather than their being cashed out, and the acknowledgment that options granted under the Company's 1995 Long-Term Incentive Plan would become immediately exercisable upon a change in control.

     Additionally, under certain circumstances all stock options granted to executive officers, including the executive officers named in the compensation tables above, under (i) the Company's 1992 Long-Term Incentive Plan, will become immediately vested and exercisable in full in the event of a "change in control" and the value of all outstanding stock options will be cashed out (other than in certain transactions accounted for as a pooling-of-interests), and (ii) the Company's 1995 Long-Term Incentive Plan will, unless otherwise determined by the Compensation Committee, become immediately exercisable and be automatically converted into an option or other award which covers shares of stock or other securities equivalent in kind and value to the option held as if exercised immediately prior to the change in control. In the event of a merger, consolidation or substantial asset sale where the Company is not the surviving entity, Mr. Best's initial stock option agreements authorize the Board of Directors to either make his options exercisable in full prior to a change of control or to have the surviving corporation grant replacement options.

           REPORT ON EXECUTIVE COMPENSATION FOR 1998 BY THE EXECUTIVE
                   COMPENSATION AND HUMAN RESOURCES COMMITTEE

WHAT IS THE COMPANY'S EXECUTIVE COMPENSATION PHILOSOPHY?

     The Company's compensation programs are designed to motivate, reward and retain executive talent of the caliber necessary to provide long-term growth opportunities for the Company's stockholders.

     Executives are principally compensated through base salary, performance-based annual bonus and periodic long-term option grants. This three-part compensation approach enables the Company to remain competitive with its industry peers while ensuring that executive officers are appropriately incentivized to create long-term stockholder value. The Compensation Committee has chosen to put a significant portion of the Company's executives' pay "at risk," with targets consistent with those typically established by other high performing organizations with which the Company competes and the Company's strategic plan.

     In evaluating and establishing rates of base, bonus and long-term incentive pay, the Compensation Committee has periodically sought the assistance of an independent compensation consultant who, among other things, has assembled information concerning compensation levels and philosophies adopted by companies in the same market for executive talent. In particular, the independent consultant has compared the Company's base salary, annual bonus pay, long-term performance incentives, perquisites and executive benefits with those offered by other companies of comparable size and employee populations in the medical device, high technology and biotechnology businesses. The consultant also has looked at compensation levels and programs established by general industrial companies with similar corporate revenues.

     Fiscal 1998 executive compensation levels were set giving due consideration to comparative compensation information as well as to the effect of the Company's acquisition programs and increased strategic mass on the scope of executive responsibilities.

HOW WERE EXECUTIVE BASE SALARIES DETERMINED FOR 1998?

     Salaries paid to executive officers (other than the Chief Executive Officer) are based upon recommendations of the Chief Executive Officer presented to the Committee for approval or modification. In general, base salaries are set at levels consistent with the average rate paid by the Company's competitors. To remain competitive in the industry and to acknowledge individual officer's contributions and objectives, modest base salary increases for executive officers (other than Chief Executive Officer) were approved for 1998 by the Committee, as recommended by the Chief Executive Officer.

DID EXECUTIVE OFFICERS RECEIVE A PERFORMANCE-BASED ANNUAL BONUS FOR 1998?

     The Company's Performance Bonus Award Program for salaried personnel seeks to provide pay for performance by linking bonus awards to both Company and individual performance through a range of award opportunities which depend upon the level of achievement of annual company and individual objectives. Corporate achievement is measured against sales and profitability goals through a matrix of revenue and net income objectives to create a range of bonus award opportunities. Individual achievement for an executive officer is measured by comparing the performance of the strategic corporate functions for which each executive officer is responsible against the business plan of the Company. Generally, annual bonus pay at the executive level is heavily weighted toward overall corporate performance in accordance with the Committee's belief that a principal function of executive personnel is to increase overall stockholder value.

     At the recommendation of the Chief Executive Officer, the potential bonus opportunity for eligible executive officers was increased by the Committee for 1998 in recognition of the challenges created by the increased strategic mass of the Company. At the same time, the Committee set high revenue and net income targets for executives to meet in 1998. The Company fell short of these revenue and net income targets. As a result, the Company's Chief Executive Officer recommended that no cash bonuses be granted to executive officers for 1998. Yet, the Company did much in 1998 to improve its future strategic position, including the acquisition of Schneider Worldwide. For this reason, the Chief Executive Officer recommended that special stock option grants be made to executive officers (similar to those granted in 1997) under which value would be realizable if the strategic and operational programs implemented in 1998 ultimately result in increased stockholder value. The Company's Compensation Committee approved this program and at year end granted 15,000 stock options which vest after one year to each of the executive officers having an exercise price equal to the fair market value of common stock on the date of grant.

WERE LONG-TERM INCENTIVE GRANTS MADE TO EXECUTIVE OFFICERS IN 1998?

     The Company's broad-based stock option program is intended to attract, retain and motivate key employees for the long term. The Company has sought to coordinate and strengthen its stock incentive program in light of its recent acquisitions and mergers to eliminate conflicts among the various programs previously in place and to establish common objectives for all eligible employees. The Compensation Committee has approved, upon management recommendation, option grants deep into the organization and across businesses in amounts appropriate for each individual's level of responsibility and ability to affect overall corporate objectives. Options are typically granted at fair market value as of the date of grant and vest over a period of four to five years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment.

     Based on the structure established for grants throughout the Company, no options to purchase shares of common stock were granted to the Company's executive officers in 1998 pursuant to the Company's normal program for key management level personnel. As discussed above, limited option grants were made to executive officers at year end in lieu of cash bonuses. In addition, the Committee approved a grant of 500,000 options to Mr. Lawrence Best, the Company's Senior Vice President -- Finance and Administration and Chief Financial Officer. These options were granted pursuant to an earlier understanding between Mr. Best and the Chief Executive Officer that, upon the full vesting of his initial option grant, Mr. Best would receive additional options which would vest based on his continued employment with the Company. The exercise price of these options is the market price of the Company's common stock on the date of the grant.

HOW WAS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED IN 1998?

     The base salary of the Chief Executive Officer did not increase from 1997 to 1998. Mr. Pete Nicholas recommended that he receive no raise in base compensation for 1998 because the Company did not meet its internal revenue and net income targets for 1997. The Committee did grant Mr. Nicholas 15,000 stock options at year end in lieu of his 1998 cash bonus, consistent with the grants given to other executive officers.

HOW IS THE COMPANY ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In 1996, the Company modified certain portions of the performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting the Company's overall compensation strategy. One example of the Company's efforts to comply with the statute in those circumstances where such compliance can be achieved consistent with the Company's overall compensation philosophy is the amendment to the Company's 1995 Long-Term Incentive Plan, approved by the Board of Directors and shareholders of the Company in 1996, limiting aggregate awards to individual executive officers. For 1998, the Company elected to implement the compensation and performance bonus award program described above taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.

     This Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent the Company specifically incorporates this Report by reference into another Company filing.

                                            Members of the Executive
                                            Compensation and Human
                                            Resources Committee

                                            CHARLES J. ASCHAUER, JR.,
                                            Chairman

                                            JOEL L. FLEISHMAN
                                            RANDALL F. BELLOWS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no other relationships involving members of the Compensation Committee or other directors of the Company which require disclosure in this Proxy Statement.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the five-year total return to stockholders on the Company's common stock with the return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Healthcare (Medical Products and Supplies) Index. The graph assumes $100 was invested in the Company's common stock and in each of the named indices on January 1, 1994, and that all dividends were reinvested.

[STOCK PERFORMANCE GRAPH]

                                                                               HEALTHCARE (MEDICAL            S&P 500 INDEX
                                                    BOSTON SCIENTIFIC        PRODUCTS AND SUPPLIES)           -------------
                                                       CORPORATION                    INDEX
                                                    -----------------        ----------------------
Dec. 93                                                  100.00                      100.00                      100.00
Dec. 94                                                  139.01                      118.58                      101.32
Dec. 95                                                  394.00                      200.42                      139.40
Dec. 96                                                  480.00                      230.03                      171.40
Dec. 97                                                  367.01                      286.78                      228.59
Dec. 98                                                  429.01                      413.36                      293.91

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the independent auditors for the Company and will serve in that capacity for the 1999 fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. To the best knowledge of the Company, all of these filing requirements were timely satisfied by its directors, officers and ten percent holders, except that Mr. Charles J. Aschauer, Jr., a Director of the Company, inadvertently failed to timely report an exempt exercise of certain in-the-money stock options. In making these statements, the Company has relied upon the written representations of its directors, officers and ten percent holders and copies of the reports that have been filed with the Securities and Exchange Commission.

                             STOCKHOLDER PROPOSALS

     If you wish to submit proposals to be included in the Company's year 2000 Proxy Statement, we must receive them on or before December 3, 1999. Please address your proposals to the Company's Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's By-laws. A copy of the relevant portion of the Company By-laws may be obtained upon request from the Secretary of the Company at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537.

                              DIRECTOR NOMINATIONS

     The Governance Committee of the Board will consider qualified nominees for director recommended by stockholders of the Company. Recommendations should be sent to the Secretary of the Company at the address listed above. Proposals must satisfy the procedures set forth in the Company's By-laws. A copy of the relevant portion of the Company's By-laws may be obtained upon request from the Secretary of the Company at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BOSTON SCIENTIFIC CORPORATION, ATTN: INVESTOR RELATIONS, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537.

                                                                      1127-PS-99

BOSTON SCIENTIFIC
CORPORATION

C/O EQUISERVE
P.O. BOX 8040
BOSTON, MA 02266-8040


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--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL BELOW.
--------------------------------------------------------------------------------


1. Election of Directors.
   NOMINEES: (01) Pete M. Nicholas, (02) James R.
             Tobin and (03) Ray J. Groves

     FOR                WITHHELD
     ALL     [ ]   [ ]  FROM ALL
   NOMINEES             NOMINEES


[ ]
   --------------------------------------
   For all nominees except as noted above



2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.





MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles.

Signature:                Date:          Signature:               Date:
          --------------       ---------           --------------      --------

                                     PROXY

                         BOSTON SCIENTIFIC CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints PETE M. NICHOLAS, PAUL W. SANDMAN and LAWRENCE J. KNOPF, and each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of Common Stock of Boston Scientific Corporation (the "Company"), par value $.01 per share, and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of Common Stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at BankBoston Corporate Headquarters, 100 Federal Street, Boston, Massachusetts on Tuesday, May 4, 1999, at 10:00 A.M. (Eastern Daylight
Time), and at any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF AND PROXY STATEMENT FOR THE ANNUAL MEETING.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

-------------                                                    -------------
 SEE REVERSE   (PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN   SEE REVERSE
    SIDE              PROMPTLY IN THE ENCLOSED ENVELOPE)             SIDE
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